Exhibit 99.1

BP Prudhoe Bay Royalty Trust Announces Record Date and Payment Date for Distribution to Unitholders for the Third Quarter of 2021

HOUSTON, Texas October 6, 2021: BP Prudhoe Bay Royalty Trust (NYSE: BPT) announces that unitholders will receive a dividend for the quarter ended September 30, 2021. The dividend information is as follows:

Ex-Dividend Date:	October 14, 2021
Record Date:	October 15, 2021
Payable Date:	October 20, 2021
Dividend Rate:	$0.0694308 per Unit

As provided in the Trust Agreement, the quarterly royalty payment by Hilcorp North Slope, LLC to the Trust is the sum of the individual revenues attributed to the Trust as calculated each day during the quarter. The amount of revenue is determined by multiplying Royalty Production for each day in the calendar quarter by the Per Barrel Royalty for that day. Pursuant to the Trust Agreement, the Per Barrel Royalty for any day is the WTI Price for the day less the sum of (i) Chargeable Costs multiplied by the Cost Adjustment Factor and (ii) Production Taxes.

For the three months ended September 30, 2021 the Per Barrel Royalty was calculated based on the following information:

Average WTI Price	$70.64
Average Adjusted Chargeable Costs	$61.61
Average Production Taxes	$2.49
Average Per Barrel Royalty	$6.54
Average Net Production (mb/d)	62.3

The average daily closing WTI price was above the “break-even” price for the quarter, resulting in a quarterly payment with respect to the Royalty Interest of $6,145,027 million to the Trust, after deduction of $4,276 representing an overpayment to the Trust for quarter ended June 30, 2021. In accordance with the Trust Agreement, the Trustee will pay all accrued expenses of the Trust, then distribute the excess, if any, of the cash received by the Trust over the Trust’s expenses, net of any additions to the cash reserve established for the payment of estimated liabilities before making a quarterly distribution to unit holders. After paying the Trust’s expenses accrued through September 30, 2021 and making an addition to the cash reserve of approximately $4,229,890, approximately $1,485,820 is available for distribution to unitholders. The amount added to the cash reserve brings the total cash reserve to $6,000,000. This replenishment of the cash reserve takes into account the fact that the Trust did not receive any Royalty Payments attributable to 2020 or the first quarter of 2021 and therefore was unable to make any additions to the cash reserve for those five quarters, the increase in Trust administrative expenses and the expected expenses associated with the termination of the Trust. The Trustee continues to evaluate the adequacy of the cash reserve and may need to increase the amount of the cash reserve further in the future.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release are subject to a number of risks and uncertainties beyond the control of the Trustee. The actual results, performance and prospects of the Trust could differ materially from those expressed or implied by forward-looking statements. Descriptions of some of the risks that could affect the future performance of the Trust appear the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, the Trust’s subsequent Quarterly Reports on Form 10-Q, and the Trust’s other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov. Neither the Trust nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.

Please feel free to contact Elaina Rodgers at The Bank of New York Mellon Trust Company, N.A. at 713-483-6020 with any questions.